Exhibit 23.2

[LETTERHEAD OF STEGMAN & COMPANY]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission and in the Application for Conversion on Form AC filed with the Office of Thrift Supervision of our report dated March 21, 2008 on the consolidated statement of financial condition of Bradford Bank MHC and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for the years then ended.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus that is part of the Registration Statement and the Application for Conversion.

/s/ Stegman & Company
Baltimore, Maryland
September 18, 2008